Exhibit 99.1

Iron Mountain Reports Third Quarter 2012 Financial Results

Company delivers solid operating results supported by 4% constant dollar storage rental revenue growth

Reported results impacted by lower recycled paper prices and foreign currency exchange rate changes

Company on-track to achieve full year 2012 financial goals

BOSTON--(BUSINESS WIRE)--October 31, 2012--Iron Mountain Incorporated (NYSE: IRM), the information storage and management company, today reported its operating results for the third quarter ended September 30, 2012. Total revenues were $748 million, down 2.6% compared to last year reflecting impacts of foreign currency exchange rate changes and lower recycled paper pricing. Adjusted OIBDA was $244 million and Adjusted EPS was $0.34 per share ($0.31 per share on a GAAP basis).

Third quarter operating results were in-line with internal expectations and the Company remains on-track to achieve its full-year financial objectives. The Company met its profit goals for the quarter and storage rental growth remained solid at 4.0% on a constant dollar (C$) basis. Revenue growth was (0.4)% C$ and Adjusted OIBDA growth was (2.5)% C$. Lower recycled paper prices reduced growth rates by 1.5% for revenue and 4.4% for Adjusted OIBDA. Unfavorable foreign currency rate changes reduced reported growth rates by approximately 2%. Business trends impacting core service revenues continued.

“Our underlying financial performance for the third quarter reflects the stability of our storage rental business and successful execution of our strategy. Storage rental is the primary driver of revenues, profits and cash flows for the Company and has grown solidly within a 3% to 5% C$ range since 2010 underscoring its durability,” said Richard Reese, Iron Mountain’s Chairman and Chief Executive Officer. “Reported results were negatively impacted by significantly lower recycled paper prices and weakened foreign currencies. Our organization is performing well and remains on-track towards achieving our financial targets for the year. Iron Mountain is a durable, high-return business with significant opportunities to grow cash flow for a very long time.”

Financial Highlights

Total revenue growth was supported by storage rental gains which provided a solid foundation for the overall financial performance. Global volume growth was 1.7% over last year driven by strong growth in the International Business segment. In North America aggregate net pricing increased approximately 2%. The storage rental gains were offset by service revenue declines of 6.0% C$ compared to last year. A 37% drop in recycled paper prices drove half of this decrease in service revenues with the balance resulting primarily from the impacts of consistent business trends on activity-based services, primarily in North America. Lower revenues from fuel surcharges and special projects were also contributing factors. Strong Document Management Solutions (DMS) gains helped mitigate pressure on service revenues.

Adjusted OIBDA for the third quarter was $244 million, down 2.5% C$ compared to last year due primarily to the negative impact of lower recycled paper revenues. This offset the benefits of a 12% C$ increase in the International Business segment’s Adjusted OIBDA as well as benefits from corporate overhead cost control initiatives. Storage rental revenues continued to drive strong cash flows supporting an Adjusted OIBDA margin of 32.6% of revenues despite a negative 1% impact on margin from lower recycled paper revenues.

Adjusted EPS for the quarter was $0.34 per share ($0.31 per share on a GAAP basis) compared to $0.40 per share ($0.26 per share on a GAAP basis) for the third quarter of 2011. The decrease reflects lower Adjusted OIBDA, increased depreciation and amortization and higher interest expense driven by recent financings in support of shareholder payout programs and costs and expenditures related to the Company’s proposed conversion to a REIT. These impacts more than offset the benefits of the Company’s share repurchase program completed earlier in the year.

The Company’s Free Cash Flow (FCF) for the first nine months of 2012 was $209 million and remains on-track towards our full year range of $320 million to $360 million. Capital expenditures totaled $116 million (excluding $23 million of acquired real estate), or 5.2% of revenues for the period. Capital expenditures included approximately $3 million related to the proposed REIT conversion. The Company’s liquidity position remains strong at $1.1 billion and its consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.6x at quarter end, within its target range of 3x to 4x.

Dividends

On September 6, 2012, Iron Mountain’s board of directors declared a quarterly dividend of $0.27 per share for stockholders of record as of September 25, 2012, which was paid on October 15, 2012. On October 10, 2012, Iron Mountain’s board of directors declared a special dividend of $700 million, or approximately $4.06 per share based on the shares outstanding on October 22, 2012, the record date. The special dividend will be paid in the form of up to $140 million in cash and the balance in shares of the Company’s common stock. This special dividend represents the initial distribution to satisfy the requirement that the Company pay to stockholders its accumulated earnings and profits should the Company be successful in its planned conversion to a REIT. While the next quarterly dividend will not be declared by the board of directors until its regularly scheduled meeting in December 2012, management expects to recommend that the board maintain the current quarterly dividend on a per share basis. This would represent an increase in the aggregate quarterly dividend paid of nearly 10% over current levels.

Financial Performance Outlook

Today the Company is reiterating the midpoint of its Adjusted OIBDA outlook while narrowing the range by $20 million. The Company now expects Adjusted OIBDA of between $900 million and $920 million, or (1)% to 2% C$ growth over 2011 excluding an expected negative 3% impact from lower recycled paper revenues. This outlook also includes approximately $10 million of costs related to real estate transactions that will support increased network utilization, as well as severance costs related to select organization changes in the fourth quarter. The outlook for Adjusted EPS has been adjusted to reflect the changes to the Adjusted OIBDA range and higher interest expense. The Company is reducing the upper end of its revenue guidance range to reflect current business trends and expects revenues to grow 1% to 3% C$ over 2011 excluding an expected 1% negative impact of lower recycled paper revenues. The Company’s full year outlook for REIT conversion cost and related expenditures includes approximately $25 million to $30 million of operating expenses, approximately $10 million of capital expenditures and tax payments of approximately $80 million. These items are not included in the outlook presented below and would reduce FCF by $105 million to $108 million and Adjusted EPS by $0.09 to $0.10 per share.

The Adjusted EPS calculation assumes a tax rate of 40% and 172 million weighted average shares outstanding. On November 21, 2012, the Company will issue at least $560 million of common stock in connection with its $700 million special dividend. The shares issued will impact weighted average shares outstanding from the date of issuance. Assuming a price of $33.99 per share, the closing price on October 26, 2012, the Company will issue approximately 16.5 million new shares increasing the full year weighted average shares outstanding to approximately 174 million shares. This would reduce the Adjusted EPS outlook to $1.18 to $1.27.

This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures (dollars in millions, except per share data):

C$ Growth vs. 2011
	FY 2012 Outlook[1]	With Paper	Ex Paper[2]
Revenues	$2,990-$3,020	0% - 2%	1% - 3%
Adjusted OIBDA	$900 - $920	(4)% - (1)%	(1)% - 2%
Adjusted EPS	$1.20 - $1.28
FCF	$320 - $360
Capital Expenditures	~$245

1 Excludes costs associated with our 2011 proxy contest, the work of the Strategic Review Special Committee of the Board and the proposed REIT conversion.
2 Excludes the impact of the year-over-year change in recycled paper prices.

Iron Mountain’s conference call to discuss its third quarter 2012 financial results and full year 2012 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain UPDATE

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of information storage and management solutions. The company’s real estate network of 64 million square feet across nearly 1,000 facilities in 32 countries allows it to serve customers around the world. And its solutions for records management, data backup and recovery, document management and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information for business advantage. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2012 financial performance outlook and statements regarding our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our (1) estimated range of the Company’s tax and other costs in 2012 in connection with its proposed conversion to a REIT and (2) the shares of common stock the Company assumes it may issue as part of the special dividend and the resulting impact on the 2012 Adjusted EPS outlook. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others: (i) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (ii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information; (iii) changes in the price for our services relative to the cost of providing such services; (iv) changes in customer preferences and demand for our services; (v) the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies; (vi) the cost or potential liabilities associated with real estate necessary for our business; (vii) the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.; (viii) changes in the political and economic environments in the countries in which our international subsidiaries operate; (ix) with regard to our estimated tax and other REIT-conversion costs, our estimates may not be accurate, and such costs may turn out to be materially different than our estimates due to unanticipated outcomes in the private letter rulings, changes in our support functions and support costs, the unsuccessful execution of internal planning, including restructurings and cost reduction initiatives, or other factors; (x) with regard to our assumed number of shares of common stock to be issued in the special dividend, we may issue more shares because (1) the price of our common stock for purposes of valuing the shares issued in the special dividend may be lower than the assumed price and (2) we may issue more than $560 million in common stock as a result of shareholder elections, and, accordingly, the impact on 2012 Adjusted EPS may be greater than we estimated; (xi) claims that our technology violates the intellectual property rights of a third party; (xii) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and (xiii) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, in each case, under “Item 1A. Risk Factors,” and other documents that the Company files with the Securities and Exchange Commission from time to time. Except as required by law, the Company undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

We have presented in this earnings release financial data that exclude certain costs associated with the Company’s 2011 proxy contest, the work of the Strategic Review Special Committee of the Board and the Company’s proposed REIT conversion (collectively, “REIT Costs”). Reconciliations are provided below demonstrating the impact of these items and other adjustments to the relevant financial metric. The adjusted financial data should not be considered in isolation from, or as a substitute for, the GAAP data. We believe the adjusted data provides meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that the adjusted data also facilitates the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Selected Financial Data:
(dollars in millions, except per share data)	Q3/2011	Q3/2012	Inc (Dec)	YTD/2011	YTD/2012	Inc (Dec)
Revenues	$768	$748	(3)%	$2,273	$2,247	(1)%

Gross Profit (excluding D&A)	$462	$438	(5)%	$1,343	$1,308	(3)%
Gross Margin %	60.1%	58.5%		59.1%	58.2%

Adjusted OIBDA	$254	$244	(4)%	$713	$706	(1)%
Adjusted OIBDA Margin %	33.0%	32.6%		31.4%	31.4%

Operating Income	$135	$154	14%	$422	$454	8%
Interest Expense, net	$50	$61	23%	$147	$178	21%

Income from Continuing Operations	$50	$54	7%	$199	$156	(22)%
Adj. EPS from Continuing Operations – FD	$0.40	$0.34	(15)%	$1.01	$0.99	(2)%

Summary of REIT Costs:
(dollars in millions)	Q3/2011	Q3/2012	YTD/2011	YTD/2012
2011 Proxy Contest	$1	$--	$15	$--
REIT Conversion Costs	$--	$11	$--	$16
Tax Payments	$--	$36	$--	$36
Capital Expenditures	$--	$3	$--	$3

	Q3/2012	YTD/2012
Components of Revenue Growth:
Storage rental internal growth rate	2.4%	3.0%
Core service internal growth rate	(3.9)%	(2.2)%
Core revenue internal growth rate	0.1%	1.1%
Complementary service internal growth rate	(17.1)%	(12.8)%
Total internal growth rate	(2.1)%	(0.6)%
Impact of acquisitions/divestitures	1.7%	1.2%
Impact of foreign currency and other	(2.2)%	(1.7)%
Total revenue growth	(2.6)%	(1.1)%
Columns may not foot due to rounding

Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring DMS services and recurring project revenues. Included in complementary revenues are revenues associated with ancillary services, such as special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes.

Growth Rates	Three Months Ended September 30, 2012		Nine Months Ended September 30, 2012
	As Reported	C$	As Reported	C$
Storage rental	1.7%	4.0%	2.5%	4.2%
Service revenue	(8.1)%	(6.0)%	(5.7)%	(3.9)%
Total revenues	(2.6)%	(0.4)%	(1.1)%	0.6%
Adjusted OIBDA	(3.8)%	(2.5)%	(1.0)%	0.2%
Depreciation and Amortization	5.3%	7.8%	0.2%	2.2%
Operating Income	13.9%	15.2%	7.8%	8.7%

The Company conducts business in 32 countries and its international results fluctuate based on the changes in foreign currency rates. The table above shows the growth rates of certain items on an as reported basis and a C$ basis. The C$ growth rates are calculated by translating the 2011 results at the 2012 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation and Amortization, or Adjusted OIBDA

Adjusted OIBDA is defined as operating income before depreciation and amortization expenses, excluding gains and losses on disposal/write-down of property, plant and equipment, net, intangible impairment charges and REIT Costs. Adjusted OIBDA Margin is calculated by dividing Adjusted OIBDA by total revenues. We use Adjusted OIBDA as an integral part of our planning and reporting systems and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities from continuing operations less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer relationship and acquisition costs. REIT Costs are also excluded from FCF. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash that may be used for reinvestment in the business, discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to our stockholders and voluntary prepayments of indebtedness.

Adjusted Earnings Per Share from Continuing Operations, or Adjusted EPS

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (a) (gain) loss on the disposal/write-down of property, plant and equipment, net; (b) intangible impairments; (c) other (income) expense, net; (d) REIT Costs; and (e) tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results, and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and income from continuing operations (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Adjusted OIBDA	$254	$244	$713	$706
Less: (Gain)Loss on disposal/write-down of PP&E, net	(2)	(2)	(2)	(2)
REIT Costs	1	11	15	16
Intangible Impairments	43	--	43	--
Depreciation and Amortization	77	81	236	236
Operating Income	$135	$154	$422	$454
Less: Interest Expense, net	50	61	147	178
Other (Income) Expense, net	17	8	10	15
Provision for Income Taxes	18	31	65	105
Income from Continuing Operations	$50	$54	$199	$156
Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities from Continuing Operations (in millions):

	Nine Months Ended September 30,
	2011	2012
Free Cash Flows Before Acquisitions and Discretionary Investments	$315	$209
Add: Capital Expenditures (excluding real estate), net	128	139
Additions to Customer Acquisition Costs	17	13
Less: REIT Conversion Costs & Related Expenditures, net of tax	9	11
REIT Conversion Capital Expenditures	--	3
REIT Conversion Tax Payments	--	36
Cash Flows from Operating Activities from Continuing Operations	$451	$312
Columns may not foot due to rounding.

Adjusted EPS from Continuing Operations – FD reconciled to Reported EPS from Continuing Operations – FD:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Adjusted EPS from Continuing Operations – FD	$0.40	$ 0.34	$ 1.01	$ 0.99
Less: (Gain) Loss on disposal/write-down of PP&E, net	(0.01)	(0.01)	(0.01)	(0.01)
Other (Income) Expense, net	0.08	0.04	0.05	0.08
REIT Costs	--	0.06	0.07	0.09
Intangible Impairments	0.22	--	0.21	--
Tax impact of reconciling items and discrete tax items	(0.15)	(0.06)	(0.30)	(0.08)
Reported EPS from Continuing Operations – FD	$ 0.26	$ 0.31	$ 0.99	$ 0.91

Weighted average common shares outstanding – FD (000s)	196,717	173,047	200,427	172,500
Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands except Per Share Data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
REVENUES:
Storage Rental	$427,321	$434,665	$1,262,172	$1,293,442
Service	340,985	313,460	1,010,694	953,346

Total Revenues	768,306	748,125	2,272,866	2,246,788

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	306,361	310,344	929,893	938,702
Selling, General and Administrative	209,003	204,498	645,147	618,673
Depreciation and Amortization	76,904	80,944	235,935	236,462
Intangible Impairments	42,500	—	42,500	—
Gain on Disposal / Write-down of Property, Plant and Equipment, Net	(1,661)	(1,627)	(2,345)	(1,515)

Total Operating Expenses	633,107	594,159	1,851,130	1,792,322

OPERATING INCOME	135,199	153,966	421,736	454,466

INTEREST EXPENSE, NET	50,047	61,381	147,269	178,381
OTHER EXPENSE, NET	16,631	7,746	10,294	14,508

Income from Continuing Operations before Provision for Income Taxes	68,521	84,839	264,173	261,577

PROVISION FOR INCOME TAXES	18,127	31,120	65,143	105,344
INCOME FROM CONTINUING OPERATIONS	50,394	53,719	199,030	156,233
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(19,380)	32	(33,699)	(5,700)
GAIN (LOSS) ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX	6,911	-	200,260	(1,885)
NET INCOME	37,925	53,751	365,591	148,648

Less: Net Income Attributable to Noncontrolling Interests	587	942	2,109	2,434

Net Income Attributable to Iron Mountain Incorporated	$37,338	$52,809	$363,482	$146,214

EARNINGS (LOSSES) PER SHARE – BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.26	$0.31	$1.00	$0.91
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.06)	$-	$0.84	$(0.04)
Net Income Attributable to Iron Mountain Incorporated	$0.19	$0.31	$1.83	$0.85
EARNINGS (LOSSES) PER SHARE – DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.26	$0.31	$0.99	$0.91
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.06)	$-	$0.83	$(0.04)
Net Income Attributable to Iron Mountain Incorporated	$0.19	$0.31	$1.81	$0.85

DIVIDENDS DECLARED PER COMMON SHARE	$0.2500	$0.2700	$0.6875	$0.7900
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	195,610	171,776	199,164	171,464
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	196,717	173,047	200,427	172,500

Adjusted Operating Income before Depreciation and Amortization	$253,723	$244,120	$712,798	$705,609

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)
	December 31, 2011	September 30, 2012
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$179,845	$334,583
Restricted Cash	35,110	36,612
Accounts Receivable (less allowances of $23,277 and $25,267, respectively)	543,467	576,500
Other Current Assets	148,772	118,289
Assets of Discontinued Operations	7,256	-
Total Current Assets	914,450	1,065,984

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,232,594	4,358,067
Less: Accumulated Depreciation	(1,825,511)	(1,947,943)
Property, Plant and Equipment, net	2,407,083	2,410,124

OTHER ASSETS:
Goodwill, net	2,254,268	2,336,099
Other Non-current Assets, net	465,457	515,368
Total Other Assets	2,719,725	2,851,467

Total Assets	$6,041,258	$6,327,575

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$73,320	$71,380
Other Current Liabilities	772,393	701,235
Liabilities of Discontinued Operations	3,317	-
Total Current Liabilities	849,030	772,615

LONG-TERM DEBT, NET OF CURRENT PORTION	3,280,268	3,668,047
OTHER LONG-TERM LIABILITIES	657,704	587,788
COMMITMENTS AND CONTINGENCIES
TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,245,688	1,287,209
NONCONTROLLING INTERESTS	8,568	11,916

TOTAL EQUITY	1,254,256	1,299,125

Total Liabilities and Equity	$6,041,258	$6,327,575

CONTACT:
Iron Mountain
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com